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Exhibit 4.4

AGREEMENT
RELATING TO THE
CARNIVAL CORPORATION DEED OF GUARANTEE

This Agreement ("Agreement") is made on                        , 2003, relating to the Carnival Corporation Deed of Guarantee (the "Deed of Guarantee") made on April 17, 2003 between Carnival Corporation ("Carnival Corporation") and Carnival plc (under its then name, P&O Princess Cruises plc) ("Carnival plc"), for the benefit of the Holders (as defined in the Indenture (as defined below)) of Carnival plc's 7.30% Notes due 2007 and 7.875% Debentures due 2027 (collectively, the "U.S. Notes"). The U.S. Notes are governed by an Indenture dated October 23, 2000 among Carnival plc, P&O Princess Cruises International Limited (formerly, P&O Cruises Limited) and The Bank of New York, as trustee (the "Principal Indenture"), as supplemented by a first supplemental indenture dated                        , 2003 among Carnival plc, P&O Princess Cruises International Limited and The Bank of New York (the "First Supplemental Indenture" and, together with the Principal Indenture and any other supplemental indenture thereto or other amendment or restatement thereof, all as from time to time modified in accordance with the provisions therein, the "Indenture").

BACKGROUND

By a resolution of the Board of Directors of Carnival Corporation passed on April 17, 2003, Carnival Corporation resolved to provide the guarantee contained in the Deed of Guarantee for the benefit of certain holders of existing Carnival plc debt.

By a resolution of the Board of Directors of Carnival plc passed on April 17, 2003, Carnival plc resolved to execute the documentation necessary to allow Carnival Corporation to provide the Deed of Guarantee for the benefit of certain holders of existing Carnival plc debt.

Subject to the execution of the Supplemental Indenture by Carnival plc, P&O Princess Cruises International Limited and The Bank of New York, Carnival Corporation and Carnival plc have agreed to extend the benefit of the Deed of Guarantee to the Holders, by providing that the payment of principal and interest in respect of the U.S. Notes, and all other monetary obligations of Carnival plc under, or pursuant to, the U.S. Notes and the Indenture shall constitute an Obligation under the Deed of Guarantee, which Deed of Guarantee, for the avoidance of doubt, shall be enforceable by the Trustee (as defined in the Indenture), in its capacity as trustee for the Holders, and in accordance with the provisions of, and subject to the limitations contained in, the Indenture.

The First Supplemental Indenture has been so executed on the date hereof.

THIS AGREEMENT WITNESSES as follows:

1.     Definitions

Save as provided in this Agreement, and unless there is something in the subject matter or context inconsistent therewith, all words and expressions defined in the Deed of Guarantee shall have the same meanings in this Agreement.

2.     Agreement with respect to additional Obligation

2.1
Pursuant to paragraph (b) of the definition of Obligation in the Deed of Guarantee, Carnival Corporation and Carnival plc hereby agree that the principal and interest in respect of the U.S. Notes, and all other monetary obligations of Carnival plc under, or pursuant to, the U.S. Notes and the Indenture, shall constitute an Obligation under the Deed of Guarantee.

2.2
In accordance with the provisions of the Deed of Guarantee, a note of the Obligation described in Section 2.1 above, in the form attached in the Exhibit to this Agreement, shall be appended as an exhibit to the Deed of Guarantee.

3.     Counterparts

This Agreement may be executed and delivered in any number of counterparts (and in engrossment, photocopy or facsimile form). All counterparts (including engrossment, photocopy or facsimile forms thereof), taken together will be taken to constitute one and the same instrument.

4.     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Isle of Man.

EXHIBIT
TO
AGREEMENT
RELATING TO THE
CARNIVAL CORPORATION DEED OF GUARANTEE

Note to the Deed of Guarantee
relating to the U.S. Notes

Pursuant to a written agreement made on                        , 2003 between Carnival Corporation and Carnival plc (formerly, P&O Princess Cruises plc), Carnival Corporation and Carnival plc agreed that, effective                        , 2003, the following shall constitute an Obligation under the Deed of Guarantee:

  •
  the principal and interest in respect of the 7.30% Notes due 2007 and the 7.875% Debentures due 2027 of Carnival plc (the "U.S. Notes"), which are governed by an Indenture dated October 23, 2000 (the "Principal Indenture") between Carnival plc, P&O Princess Cruises International Limited and The Bank of New York, as trustee, as supplemented, pursuant to Article 9 of the Principal Indenture, by a first supplemental indenture dated                         , 2003 between Carnival plc, P&O Princess Cruises International Limited and The Bank of New York, as trustee, (the "First Supplemental Indenture" and, together with the Principal Indenture, and any other supplemental indenture thereto or any amendment or restatement thereof, all as from time to time modified in accordance with the provisions therein, the "Indenture"); and all other monetary obligations of Carnival plc under, or pursuant to, the U.S. Notes and the Indenture.

Dated:                        , 2003

IN WITNESS of which this Agreement has been executed as a deed and has been delivered on the date which appears first on page 1.

EXECUTED as a DEED by CARNIVAL CORPORATION acting by duly authorized officers

Name Title
CARNIVAL CORPORATION acting by duly authorized officers

Name Title
EXECUTED as a DEED by	)
CARNIVAL PLC	)	(Attorney)
acting by its duly appointed attorneys	)
Witness's signature: Name: Address: Occupation:

QuickLinks

  Exhibit 4.4
AGREEMENT RELATING TO THE CARNIVAL CORPORATION DEED OF GUARANTEE
EXHIBIT TO AGREEMENT RELATING TO THE CARNIVAL CORPORATION DEED OF GUARANTEE
Note to the Deed of Guarantee relating to the U.S. Notes